Exhibit 10.6a

[GeoEye Letterhead]

July 25, 2008

Brian E. O’Toole

Dear Brian:

This letter confirms our offer of employment on the terms and conditions set forth in this letter. GeoEye is offering you the position of Chief Technology Officer. You will report to Matt O’Connell, Chief Executive Officer. Your start date for this position will be August 11, 2008.

Your compensation package will have several elements. Your starting base salary will be at the rate of $8,653.85 paid bi-weekly. You will be exempt from the wage and hour provisions of the Fair Labor Standards Act (FLSA). In addition, you will be eligible for an annual incentive of up to 45% of your salary based on company and individual performance. The incentive payment will be pro-rated based on your start date. GeoEye reviews performance annually for merit increases on a discretionary basis. Also, the Company has a deferred salary plan ("401(k)" plan) that allows it to match the employee's voluntary tax-deferred contributions with an amount up to 4% of the employee's base salary. Generally, employee tax-deferred contributions to this plan are limited by law to $15,500 per year. The Company contributions to the 401(k) plan vest over a three year period.

Additionally, on the date that you commence your employment, the Board of Directors of the Company will issue 5,000 shares of restricted common stock of the Company to you; the shares will vest according to the plan schedule set for the senior executive level. We will also recommend that you be granted 20,000 stock options at the next meeting of the Board of Directors at which option grants are considered. Such grants typically vest over 4 years, with 25% vesting each year on the anniversary date of the date of grant beginning with the first anniversary. GeoEye will also include you in the Long Term Incentive Plan (LTIP).

In addition, GeoEye offers life, medical and dental insurance programs for employees and eligible dependents. Our leave policy consists of four weeks per year of combined annual and sick leave, and we also recognize ten annual holidays.

This offer of employment is also contingent upon (a) you signing the non-disclosure agreement (see enclosed) on or before your start date and (b) you providing sufficient documentation to meet the requirements of the Immigration Reform and Control Act of 1986. This documentation must be provided to Human Resources within three days of employment. Finally, on your first day of employment, you should report to the receptionist area on the 5th floor of our building at 21700 Atlantic Boulevard, Dulles, Virginia, at 9:00 a.m. for new employee orientation.

Your employment with the Company, should you accept this offer, will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. Any contrary representations or agreements which may have been made to you are superseded by this offer. The at-will nature of your employment described in this letter shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. The at-will term of your employment can only be changed in a writing signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will term of your employment. If the Company terminates your employment without Cause at any time, you will receive regular bi-weekly payments equal to your usual base salary, less payroll deductions and required withholdings, for one (1) year. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with the Company and will not create any implied contract requiring cause for termination of employment.

As an employee of the Company, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with the Company’s policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

Brian, we look forward to your acceptance of our offer and having you join our organization, subject to the contingencies discussed above. To acknowledge your acceptance of this offer, please sign this letter below and the enclosed non-disclosure agreement and return the signed original documents to Angela Galyean, GeoEye, Human Resources, 21700 Atlantic Boulevard, Dulles, VA 20166. This offer, if not accepted, will expire by July 31, 2008.

Sincerely,

/s/ Angela Galyean
Angela Galyean
Vice President, Human Resources

cc:	Personnel File
Payroll

I have read and accept this employment offer:

/s/ Brian E. O’Toole	7/29/08
Brian E. O’Toole	Date

21700 Atlantic Boulevard (Dulles, VA 20166 ( 703-480-7500 ( 703-480-4659 (fax)